Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of:	)
First National Community Bank	)	AA-EC-1O-65
Dunmore, Pennsylvania	)

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over First National Community Bank, Dunmore, Pennsylvania (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated September 1, 2010 that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

NOW, THEREFORE pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)        Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be employees or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2)  The Compliance Committee shall meet at least monthly.

(3)            Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)          a description of the actions needed to achieve full compliance with each Article of this Order;

(b)         actions taken to comply with each Article of this Order; and

(c)          the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Northern Pennsylvania Field Office
250 E Street, S.W.	Comptroller of the Currency
Mail Stop 7-4	60 Public Square, Suite 602
Washington, DC 20219	Wilkes Barre, PA 18701

(6) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1) Within sixty (60) days, the Board shall forward to the Director pursuant to paragraph (3) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. At the next Board meeting following receipt of the

Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)         a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)         a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)         the strategic goals and objectives to be accomplished;

(d)         specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)         identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(f)          a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)         a description of the assumptions used to determine financial projections and growth targets;

(h)         an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)           a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;

(j)           an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)          a management employment and succession program to promote the retention and continuity of capable management;

(l)           assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment; and

(m)         a description of systems to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2) If the Board’s Strategic Plan under paragraph (1) of this Article is a sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection pursuant to paragraph (3) of this Article.

(3) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(4) At least quarterly, the Board shall cause to be prepared a written evaluation of the Bank’s performance against the Strategic Plan. The Board shall review the written evaluation for reasonableness and provide written approval of the evaluation if acceptable. If the Board deems the evaluation unacceptable, the Board shall cause the evaluation to be revised to a form that is acceptable to the Board. Any revised evaluation must receive written Board approval. The evaluation shall include:

(a)          a review of financial reports and earnings analyses that evaluate the Bank’s actual performance against the goals and objectives established in the Strategic Plan;

(b)          a written explanation of significant differences between actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items; and

(c)          a description of the actions the Board will require the Bank to take to address any shortcomings and bring the Bank into compliance with the Strategic Plan.

(5) Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.

(6) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(7) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, marketing partners, products and services, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance. For purposes of this paragraph, “personnel” shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank’s board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall within ninety (90) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)(1):

(a)          Total capital at least equal to thirteen percent (13%) of risk-weighted assets;

(b)          Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.(2)

(1) The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(2) The adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total assets figure required to be computed for and stated in the Bank’s most recent quarterly Consolidated Report of Condition and Income minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity investments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of Appendix A of 12 C.F.R. Part 3.

(2) Within sixty (60) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)         specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)         projections for growth and capital requirements, based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)         projections of the sources and timing of additional capital to meet the Bank’s future needs, as set forth in the Strategic Plan;

(d)         identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs, as set forth in the Strategic Plan;

(e)         specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)          contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(3)            The Bank may pay a dividend or make a capital distribution only:

(a)         when the Bank is in compliance with the required minimum capital ratios in paragraph (1) of this Article;

(b)         when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(c)          when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(d)          following the prior written determination of no supervisory objection by the Director.

(4) Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if requested by the Director. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

ARTICLE IV

BOARD AND BOARD COMMITTEE STRUCTURE

(1) Within seventy-five (75) days, the Compliance Committee shall conduct a review of the Board and the Board’s committee structure. The review shall include an evaluation of the existing structure and shall include:

(a)          an analysis of the composition and size of the Board;

(b)          an analysis of all insider transactions and a determination of whether conflicts of interest exist that limits the effectiveness of the Board member;

(c)            an analysis of the type and frequency of information provided to the Board;

(d)            an analysis of the number of committees and responsibilities assigned to each;

(e)         the composition of each committee with regard to the number of members and the technical expertise required for each committee; and

(f)           specific recommendations to improve the efficiency and responsiveness of the Board and each committee.

Upon completion of the review, a copy of the report shall be forwarded to the Director along with a copy of the Board resolution making appropriate adjustments in the Board and committee structure.

ARTICLE V

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board’s policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within ninety (90) days, the Board shall prepare or cause to be prepared a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination, and factoring in the officer’s past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the most recent Report of Examination. If the Board causes the assessment to be prepared, the Board shall review and analyze the written assessment for reasonableness and provide written approval of the assessment if acceptable. Further, if the Board deems the assessment unacceptable, the Board shall cause the assessment to be revised to a form and content that is acceptable to the Board. Any revised assessment must receive written Board approval. No Bank executive officer who is a member of the Board shall participate in such preparation or review. In addition, the assessment shall contain:

(a)          the identification of present and future management and staffing requirements of each area of the Bank;

(b)          detailed written job descriptions for all executive officers;

(c)          an evaluation of each officer’s performance, qualifications and abilities and a determination of whether each of these individuals possesses the experience and other qualifications required to perform present and anticipated duties of his/her officer position as identified in the written job description;

(d)          recommendations as to whether management or staffing changes should be made, including the need for additions to or deletions from the current management team;

(e)          objectives by which management’s effectiveness will be measured;

(f)           an evaluation of current lines of authority, reporting responsibilities and delegation of duties for all officers, including identification of any overlapping duties or responsibilities;

(g)          a recommended organization chart that clearly reflects areas of responsibility and lines of authority for all officers, including the Bank’s president and chief executive officer; and

(h)          recommendations to correct or eliminate any other deficiencies in the supervision or organizational structure of the Bank.

(3) Upon completion, a copy of the written assessment shall be submitted to the Director.

(4) If the Board determines that an officer’s performance, skills or abilities need improvement, the Board will, within thirty (30) days following its determination, require the

Bank to develop and implement a written program, with specific time frames, to improve the officer’s performance, skills and abilities.  Upon completion, a copy of the written program shall be submitted to the Director.

(5) If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (2) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (6) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Order and the safe and sound operation of functions within the scope of that position’s responsibility.

(6) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, which notice shall include the information set forth in 12 C.F.R. § 5.51 and the Comptroller’s Licensing Manual. The Director shall have the power to disapprove the appointment of the proposed executive officer in his sole discretion. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer. The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and this Order and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days. The Director’s decision is final and is not subject to appeal.

(7) The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position’s description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports. Upon completion, copies of the performance appraisals shall be submitted to the

Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (4) and (5) of this Article.

ARTICLE VI

CONFLICT OF INTEREST POLICY

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written, comprehensive conflict of interest policy applicable to the Bank’s and the Bank’s holding company’s directors, principal shareholders, executive officers, and affiliates (as defined in 12 C.F.R. Part 215) (collectively “Insiders”), Insiders’ immediate family members (such as spouses, siblings, and children), and Insiders’ and their immediate family members’ related interests (as defined in 12 C.F.R. Part 215), and employees of the Bank For purposes of this Article, Insiders, Insiders’ family members and Insiders’ and their immediate family members’ related interests, and employees shall be defined as “Covered Persons.” The policy, in addition to defining a conflict of interest, shall address:

(a)                               avoidance of conflicts of interest and breaches of fiduciary duty, and the appearance of conflicts of interest;

(b)                              involvement in the loan approval process of Covered Persons who may benefit directly or indirectly from the decision to grant credit;

(c)                               disclosure of actual and potential conflicts of interest to the Board, and periodic disclosure of related interests;

(d)                              requirements for arms-length dealing in any transactions by Covered Persons involving the Bank’s sale, purchase, or rental of property and services;

(e)                               disclosure of any Covered Person’s material interest in the business of a borrower, an applicant, or other customer of the Bank; and

(f)                              restrictions on and disclosure of receipt of anything of value by Covered Persons, directly or indirectly, from borrowers, loan applicants, other customers, or suppliers of the Bank.

(2) Upon adoption, a copy of this conflict of interest policy shall be forwarded to the Director.

(3) Within ninety (90) days from the effective date of this Order, the Compliance Committee shall conduct a review of the Bank’s existing relationships with it and its holding company’s Covered Persons for the purpose of identifying relationships not in conformity with the policy. The Board shall ensure that:

(a)                               any nonconforming relationships are brought into conformity with the policy within one hundred twenty (120) days from the effective date of this Order; and

(b)                              that within one hundred twenty (120) days from the effective date of this Order the Bank is properly reimbursed for:

(i)                                   any excessive or improper payments to Covered Persons; and

(ii)                                any excessive or improper payments for services provided by Covered Persons.

Thereafter, the Board shall review all proposed transactions, or modifications of existing relationships, between the Bank and any of its or its holding company’s Covered Persons. Documentation supporting these reviews shall be in writing and preserved in the Bank.

ARTICLE VII

BANK SECRECY ACT - PROGRAM

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for compliance with the Bank Secrecy Act (“BSA”), as amended (31 U.S.C. § 5311 et seq.), the regulations promulgated thereunder at 31 C.F.R. Part 103, as amended, and 12 C.F.R. Part 21, Subparts B and C, and the rules and regulations of the Office of Foreign Assets Control (“OFAC”) (collectively referred to as the “Bank Secrecy Act” or “BSA”) and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA. This program shall include, at a minimum, the following:

(a)                               a system of internal controls, independent testing and auditing to ensure ongoing compliance with the Bank Secrecy Act;

(b)                              operating procedures for the opening of new accounts that provide for collecting customers’ identifying information, verifying customers’ identities, maintaining identification records, and the identification and monitoring of high risk accounts;

(c)                               adequate controls and comprehensive procedures to ensure that all suspicious and large currency transactions are identified and reported;

(d)                              a comprehensive training program for all appropriate operational and supervisory personnel to ensure their awareness of and compliance with the requirements of the Bank Secrecy Act, including the currency reporting and monetary instrument and funds transfer recordkeeping requirements, and the reporting requirements associated with Suspicious Activity Reports (“SARs”) pursuant to 12 C.F.R. Part 21, Subpart B; and

(e)                               an independent BSA Officer and supporting staff with sufficient experience, skills, training, and authority to perform assigned duties and responsibilities.

(f)                                 policies and procedures for identifying, monitoring, investigating and resolving transactions that pose greater than normal risk for compliance with the BSA, including a written, institution-wide, ongoing BSA Risk Assessment that accurately identifies the BSA/AML risks posed to the Bank after consideration of all pertinent information.

ARTICLE VIII

BANK SECRECY ACT - ACCOUNT OPENING AND ONGOING MONITORING

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to account-opening procedures for all accounts by requiring:

(a)                               identification of all account owners and beneficial owners in compliance with 31 C.F.R. § 103.121 and the Interagency Statement on Beneficial Ownership Information (OCC 2010-11);

(b)                              identification of the officers, directors, major shareholders or partners, as applicable, of business accounts;

(c)                               documentation of the following information for all deposit account customers:

(i)                                   any relevant financial information concerning the customer;

(ii)                                the type of business conducted by the customer;

(iii)                            the customer’s source of income or wealth; and

(iv)                            any other due diligence required by this Order, the BSA Officer or the Bank.

(2) The Bank shall obtain the information required in paragraph (1) of this Article before opening, renewing or modifying an existing customer’s account and the Bank shall have a policy for not opening an account while verifying a customer’s identity or other risks, or if the Bank is not able to form a reasonable belief that it knows the true identity of a customer.

(3) The Bank shall not open any account for a customer and shall close any existing account of a customer if the information available to the Bank indicates that the customer’s relationship with the Bank would be detrimental to the reputation of the Bank.

(4) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank maintenance of an integrated, accurate system for all Bank areas to produce periodic reports designed to identify unusual or suspicious activity, including patterns of activity, to monitor and evaluate unusual or suspicious activity, and to maintain accurate information needed to produce these reports.

(a)                               the Bank’s system shall be able to identify and link related accounts to evaluate patterns of activity;

(b)                              the periodic reports shall include reports on all high risk accounts that are newly-established, renewed or modified, including the following information:

(i)                                   the name of the customer;

(ii)                                the officers, directors and major shareholder of any corporate customer and the partners of any partnership customer;

(iii)                             any other accounts maintained by the customer and, as applicable, its officers, directors, major shareholders or partners;

(iv)                            a detailed analysis of the due diligence performed on the customer and, as applicable, its officers, directors, major shareholders or partners;

(v)                               any related accounts of the customer at the Bank;

(vi)                           any action the Bank has taken on the account;

(vii)                        the purpose and balance of the account; and

(viii)                      any unusual activity for each account or any significant deviations from expected activity as set forth in the Bank’s customer due diligence file.

(c)                               The periodic reports shall include reports on any law enforcement inquiry directed to the Bank and any action taken by the Bank on the affected accounts.

(5) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures to provide for the Bank’s monitoring of suspicious cash, monetary instruments, wire transfers, and other activities for all types of transactions, accounts, customers, products, and services. At a minimum, this written program shall establish:

(a)                               reviews of cash purchases of monetary instruments;

(b)                              periodic analysis of aggregate cash, monetary instrument, and wire activity;

(c)                               periodic analysis of Currency Transaction Report filings;

(d)                              appropriate reviews of accounts or customers for which the Bank has received law enforcement inquiries;

(e)                               reviews of high risk transactions, accounts, customers, products, services, and geographic areas; and

(f)                                 submission of SARs, as appropriate, based on these reviews and analyses.

(6) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to comprehensive procedures to identify and report to appropriate management personnel:

(a)                               frequent or large volume cash deposits or wire transfers or book entry transfers to or from offshore or domestic entities or individuals;

(b)                              wire transfers or book entry transfers that are deposited into several accounts;

(c)                               receipt and disbursement of wire transfers or book entry transfers without an apparent bona fide business reason;

(d)                           receipt and disbursement of wire transfers or book entry transfers that are suspicious or when they are inconsistent with the customer due diligence information and the customer’s business; and

(e)                               receipt and disbursement of currency or monetary instruments when they are inconsistent with the customer due diligence information and the customer’s business;

(7) The BSA officer or his or her designee shall periodically review, not less than each calendar year, all customer due diligence information and relevant account transaction information for all high risk accounts and the related accounts of those customers to determine whether the customer due diligence information is sufficient and whether the account activity is consistent with the customers business and stated purpose of the account.

(8) The term “related accounts,” as referenced in this Article, shall be broadly construed and shall include the following accounts:

(a)                               all accounts for which there are common signatories, officers, directors, addresses, taxpayer identification numbers, or phone numbers that can be reasonably identified;

(b)                              all accounts of a customer’s immediate relatives by blood, marriage or adoption (e.g., spouses, children, parents, siblings, uncles, and aunts) that can be reasonably identified;

(c)                               all accounts of any corporation, joint enterprise, partnership or any undertaking whatsoever that can be reasonably identified as controlled by or operated substantially in the interest of any Bank customer; “control” includes direct or indirect ownership often percent (10%) or more of the stock, capital, or equity of any such undertaking; and “substantial interest” shall mean derivation in any manner of income of ten thousand dollars ($10,000) or more per annum from the operation of any such undertaking;

(d)                              all accounts where the Bank’s customer can be reasonably identified as exercising control or authority over the account holder; and

(e)                               any account(s) so designated by the Director.

ARTICLE IX

BANK SECRECY ACT - AUDIT

(1) Within sixty (60) days of the date of this Order, the Board shall ensure that the BSA audit function is supported by an adequately staffed department or outside firm, with respect to expertise, experience and number of the individuals employed.

(2) Within sixty (60) days, the Board, shall adopt, implement, and thereafter ensure Bank adherence to an independent BSA audit program, to include at a minimum:

(a)                               a review and evaluation of the BSA program and policies;

(b)                              transactional testing and verification of data for higher risk accounts;

(c)                               periodic testing of the adequacy of internal controls designed to ensure compliance with the provisions of the BSA in all areas of the Bank;

(d)                              findings and recommendations on the Bank’s internal controls addressing compliance with BSA, including related regulatory reporting;

(e)                               a review of prior account activity at the Bank, including deposit accounts, loan transactions, wire activity, certified check activity, Currency Transaction Report activity (including structuring) and traveler’s check activity, for accounts that pose greater than normal risk for compliance with the BSA, in order to ascertain any unusual or suspicious transactions that may have occurred at the Bank during this period;

(f)                               a review of BSA training efforts and an evaluation of their effectiveness; and;

(g)                              an evaluation of the competency of the BSA Officer.

(3) The Board shall ensure that the audit program is independent. The persons responsible for implementing the BSA audit program described above shall report directly to the Board which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Board and not through any intervening party.

(4) All audit reports shall be in writing and supported by adequate workpapers, which must be provided to the Bank. The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.

(5) The audit staff shall have access to any records necessary for the proper conduct of its activities. National Bank Examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

(6) Upon adoption, a copy of the internal audit program shall be promptly submitted to the Director.

ARTICLE X

BANK SECRECY ACT - BSA OFFICER

(1) Within sixty (60) days, the Board shall prepare or cause to be prepared a written assessment of the capabilities of the Bank’s BSA Officer to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination. If the Board causes the assessment to be prepared, the Board shall review and analyze the written assessment for reasonableness and provide written approval of the assessment if acceptable. Further, if the Board deems the assessment unacceptable, the Board shall cause the assessment to be revised to a form and content that is acceptable to the Board. Any revised assessment must receive written Board approval. The Board shall determine whether any changes are needed regarding the Bank’s BSA Officer, including the responsibilities, authority, structure, independence or skills of the BSA Officer. In particular, the Board shall ensure that the BSA Officer has sufficient training, authority, and skills to perform his/her assigned responsibilities.

(2) Within sixty (60) days of the date of this Order, the Board shall prepare or cause to be prepared a written assessment of the capabilities of the Bank’s BSA Officer’s supporting staff to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination. If the Board causes the assessment to be prepared, the Board shall review and analyze the written assessment for reasonableness and provide written approval of the assessment if acceptable. Further, if the Board deems the assessment unacceptable, the Board shall cause the assessment to be revised to a form and content that is acceptable to the Board. Any revised assessment must receive written Board approval. The Board shall determine whether any changes are needed regarding the Bank’s BSA Officer’s supporting staff, including the responsibilities, authority, structure, independence, competencies, or capabilities of the BSA Officer’s supporting staff.

(3) Within ninety (90) days, the Board shall submit to the Director, a copy of the assessments prepared pursuant to paragraphs (1) and (2) of this Article, along with a written action plan to implement needed changes and to address and correct any deficiencies identified in the assessments.

ARTICLE XI

LOAN PORTFOLIO MANAGEMENT

(1) Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank’s loan portfolio management. The credit policy shall include (but not be limited to):

(a)                               a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)                              procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis;

(c)                               procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and documenting the current valuation of any supporting collateral, confirming the Bank’s lien can be perfected for new extensions of credit or verifying the Bank’s lien position for existing extensions of credit, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)                              procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)                                     obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;

(ii)                                  conduct stress testing of significant project and lending; and

(iii)                               obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(e)                               a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(f)                                 procedures that prohibit the capitalization of accrued interest on any loan renewal or extension;

(g)                              procedures that prohibit, on any loan renewal, extension or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(h)                              procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(i)                                  credit risk rating definitions consistent with applicable regulatory guidance;

(j)                                  procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly;

(k)                               procedures governing the identification and accounting for nonaccrual loans that are consistent with the requirements contained in the Call Report Instructions;

(l)                                  prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits; and

(m)                               retail past due account management procedures that comply with 0CC Bulletin 2000-20 (Uniform Retail Credit Classification and Account Management Policy).

(2) The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3) Within sixty (60) days the Board shall establish a written performance appraisal and salary administration process for loan officers that adequately considers performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(4) The Board shall, at least on an annual basis, review the policy developed pursuant to this Article, and revise it as appropriate.

ARTICLE XII

CREDIT AND COLLATERAL EXCEPTIONS

(1) Except as otherwise provided herein, the Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners (within sixty (60) days from receipt of such listing). The Bank shall maintain a list of any credit exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(2) Except as otherwise provided herein, the Bank shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners (within sixty (60) days from the receipt of such listing). The Bank shall maintain a list of any collateral exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(3) Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:

(a)                               documenting the specific reason or purpose for the extension of credit;

(b)                              identifying the expected source of repayment in writing;

(c)                               structuring the repayment terms to coincide with the expected source of repayment;

(d)                              documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank’s lien on it where applicable; and

(e)                               obtaining and analyzing current and complete credit information, including cash flow analysis, where loans are to be repaid from operations and global cash flow analysis, where loan repayment is expected from other sources such as Guarantors, unless

(i)                                   a majority of the full Board (or a designated committee thereof) certifies in writing the specific reasons why obtaining and analyzing this information would be detrimental to the best interests of the Bank; and

(ii)                                a copy of the Board certification is maintained in the credit file of the affected borrower(s).

ARTICLE XIII

LOAN REVIEW

(1) Within sixty (60) days, the Board shall establish an effective, independent, and ongoing loan review program to review, at least quarterly, the Bank’s loan and lease portfolios, to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review, and the program shall employ a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,” Booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum:

(a)                               the loan review scope and coverage parameters;

(b)                              conclusions regarding the overall quality of the loan and lease portfolios;

(c)                               the identification, type, rating, and amount of problem loans and leases;

(d)                              the identification and amount of delinquent loans and leases;

(e)                               credit and collateral documentation exceptions;

(f)                                 loans meeting the criteria for non-accrual status;

(g)                              the identification and status of credit-related violations of law, rule, or regulation;

(h)                              loans and leases in nonconformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(i)                                  the identity of the loan officer(s) of each loan reported in accordance with subparagraphs (b) through (h); and

(j)                                concentrations of credit.

(2) The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s). The Board shall also ensure that the Bank preserves documentation of any actions to collect or strengthen assets identified as problem credits.

ARTICLE XIV

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall immediately require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)                               internal risk ratings of loans;

(b)                              results of the Bank’s independent loan review;

(c)                               criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)                              criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)                               recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)                                 loan loss experience;

(g)                              trends of delinquent and non-accrual loans;

(h)                              concentrations of credit in the Bank; and

(i)                                present and projected economic and market conditions.

(2) The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by Bank Examiners.

(3) A copy of the Board’s ALLL program, and any subsequent revisions to the program, shall be submitted to the Director.

ARTICLE XV

CRITICIZED ASSETS

(1) Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate five hundred thousand dollars ($500,000) or more, criticized as “doubtful,” “substandard,” or “special mention.” The CARs must be updated and submitted to the Board and the Directors monthly. Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)                               the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);

(b)                           the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)                               the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)                              an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)                               results of any FAS 114 impairment analysis;

(f)                                 significant developments, including a discussion of changes since the prior CAR, if any; and

(g)                              the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2) The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:

(a)                               the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank. A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners;

(b)                              the Bank performs a written credit and collateral analysis as required by paragraphs 1(c) and (1)(d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate.

ARTICLE XVI

OTHER REAL ESTATE OWNED - ACTION PLANS

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to action plans for each parcel of OREO to ensure that these assets are managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34, Subpart E. At a minimum, the plans shall:

(a)                               identify the Bank officer(s) responsible for managing and authorizing transactions relating to the OREO properties;

(b)                              include proper accounting procedures for OREO properties from transfer to the Bank;

(c)                               contain procedures to require timely appraisals pursuant to 12 C.F.R. § 34.85 and 12 C.F.R. Part 34, Subpart C;

(d)                              contain an analysis of each OREO property that compares the cost to carry against the financial benefits of near-term sale;

(e)                               detail the marketing strategies for each parcel;

(f)                                 identify targeted time frames for disposing of each parcel of OREO;

(g)                              establish procedures to require periodic market valuations of each property, and the methodology to be used; and

(h)                              provide for reports to the Board on the status of OREO properties on at least a quarterly basis.

(2) Upon adoption, the Board shall submit copies of the action plans and the quarterly reports required by paragraph (1)(h) to the Director.

ARTICLE XVII

CONCENTRATIONS QF CREDIT

(1) Within ninety (90) days, the Board shall cause to have developed, implemented, and thereafter ensure Bank adherence to a written concentration management program consistent with OCC Bulletin 2006-46. The Board shall review and provide written approval of the concentration of credit policy developed under this paragraph. The program shall include, but not be limited to, the following:

(a)                               policy guidelines to address the level and nature of exposures acceptable to the institution and that set concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits;

(b)                              procedures to identify and quantify the nature and level of risk presented by concentrations, including review of reports describing changes in conditions in the Bank’s markets;

(c)                               procedures to periodically review and revise, as appropriate, risk exposure limits and sub-limits to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(d)                              periodic portfolio-level stress tests or sensitivity analyses to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(e)                               appropriate strategies for managing concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions; and

(f)                                 periodic reports to the Board, to include the following, as appropriate:

(i)                     a summary of concentration levels, by type and subtype;

(ii)                  a synopsis of the Bank’s market analysis;

(iii)               a discussion of recommended strategy when concentrations approach or exceed Board-approved limits;

(iv)              a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training).

(2) The Board shall forward a copy of the program required in paragraph (1) above, and any concentration reports, studies, or analyses to the Director.

ARTICLE XVIII

RECOGNITION OF OTHER-THAN-TEMPORARY IMPAIRMENT

(1) Within sixty (60) days, the Board shall revise and implement an other-than-temporary impairment (“OTTI”) policy that ensures that the Bank’s quarterly other-than-temporary impairment (“OTTI”) analysis process identifies and measures OTTI in accordance with GAAP and supervisory guidance, including Financial Accounting Standards Board (“FASB”) Staff Positions FAS 115-2 and FAS 124-2, OCC Bulletin 2009-11 dated April 17, 2009, “Other-than-Temporary Impairment Accounting” and Call Report Instructions. Policy revisions shall include, but are not limited to:

(a)                               a review process and thresholds for the length of time and the extent to which the fair value of a security has been less than cost. Once the threshold is triggered, the Bank’s policy would require further review for OTTI and a documented assessment;

(b)                           identification of factors to be considered when estimating whether a credit loss exists and the period over which the debt security is expected to recover;

(c)                               requiring written support for management decisions where a decline in fair value below amortized cost is considered temporary;

(d)                              identification of the methodology used in determining the credit and non-credit components of OTTI including details on processes used, key assumptions, sources validating assumptions, etc;

(e)                               documenting and supporting the reasonableness of assumptions used in the Bank’s OTTI valuation models; and

(f)                                 establishing an independent review and validation process to ensure that the Bank’s methodology and process for assessing securities for OTTI and for determining the credit and non-credit components of OTTI on debt securities is reviewed and validated by an independent qualified party at least annually.

(2) A written OTTI report shall be filed with the Board after each quarterly review. The Board shall evaluate the OTTI report(s) and shall ensure that immediate, adequate, and continuing remedial action is taken upon all findings noted in the report(s).

(3) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to address the findings noted in the report(s) shall be preserved in the Bank.

ARTICLE XIX

LIQUIDITY RISK MANAGEMENT

(1) Within sixty (60) days the Bank shall take action to maintain adequate sources of stable funding given the Bank’s anticipated liquidity and funding needs. Such actions shall include, but not be limited to:

(a)                              reduction of wholesale or credit sensitive liabilities and/or increase of liquid assets; and

(b)                              implementation of and adherence to a policy on the Bank’s use of wholesale or credit sensitive liabilities.

(2) The Board shall review the Bank’s liquidity on a monthly basis. Such reviews shall consider:

(a)                               a maturity schedule of certificates of deposit;

(b)                              the volatility of demand deposits including escrow deposits;

(c)                               the amount and type of loan commitments and standby letters of credit;

(d)                              an analysis of the continuing availability and volatility of present funding sources;

(e)                               an analysis of the impact of decreased cash flow from the Bank’s loan portfolio resulting from delinquent and non-performing loans;

(f)                                 an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and

(g)                              geographic disbursement of and risk from brokered deposits, including those from deposit placement programs.

(3) The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs. Monthly reports shall set forth liquidity requirements and sources and establish a contingency funding plan. Copies of these reports shall be forwarded to the Director.

ARTICLE XX

INTERNAL AUDIT

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:

(a)                               detect irregularities and weak practices in the Bank’s operations;

(b)                             determine the Bank’s level of compliance with all applicable laws, rules and regulations;

(c)                               assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(d)                              evaluate the Bank’s adherence to established policies and procedures, with emphasis directed to the Bank’s adherence to its loan policies concerning underwriting standards and problem loan identification and classification;

(e)                               adequately cover all areas; and

(f)                                 establish an annual audit plan using a risk based approach sufficient to achieve these objectives.

(2) As part of this audit program, the Board or its Audit Committee shall evaluate the audit reports of any party providing audit services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.

(3) The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.

(4) The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to the Board or its Audit Committee, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be in writing and filed directly with the Board or its Audit Committee and not through any intervening party.

(5) The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and maintain a written record describing the deficiency, the projected corrective action, and the status of the corrective action.

(6) The audit staff shall evaluate in writing the effectiveness of the corrective action and recommend additional corrective actions, as necessary.

(7) Upon adoption, a copy of the internal audit program shall be submitted to the Director.

ARTICLE XXI

VIOLATIONS OF LAW

(1) The Board shall require and the Bank shall immediately take all necessary steps to correct each violation of law, rule, or regulation cited in the most recent ROE, any subsequent Report of Examination, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts. Within sixty (60) days after the violation is cited or brought to the Board’s attention, the Bank shall provide to the Board a list of any violations that have not been corrected. This list shall include an explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and a plan to correct the violation by a specified time.

(2) Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to:

(a)                               specific procedures to prevent future violations as cited in the ROE; and

(b)                              general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(3) Upon adoption, the Board shall forward a copy of these procedures to the Director.

ARTICLE XXII

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1) If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.

(2) All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.

ARTICLE XXIII

OTHER PROVISIONS

(1) Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank,

including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)                                  authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)                                 require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)                                  follow up on any non-compliance with such actions in a timely and appropriate manner; and

(d)                                 require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 1st day of September, 2010.

/s/ Henry Fleming
Henry Fleming
Director
Special Supervision Division

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of:	)
First National Community Bank	)	AA-EC-10-65
Dunmore, Pennsylvania	)

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”) intends to initiate cease and desist proceedings against First National Community Bank, Dunmore, Pennsylvania (“Bank”), pursuant to 12 U.S.C. § 1818(b), through the issuance of a Notice of Charges, for unsafe and unsound banking practices relating to, among other issues, asset quality, management, credit risk management, and for its failure to maintain a system of internal controls to assure ongoing compliance with the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., in violation of 12 C.F.R. § 21.21, and for its failure to file Suspicious Activity Reports in violation of 12 C.F.R. § 21.11;

WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated September 1, 2010  (“Order”) by executing this Stipulation and Consent to the Issuance of a Consent Order;

NOW THEREFORE, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank, pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(1).

ACKNOWLEDGMENTS

(1) The Bank acknowledges that said Order shall be deemed an “order issued with the consent of the depository institution,” as defined in 12 U.S.C. § 1818(h)(2), and consents and acknowledges that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(2) The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

ARTICLE II

WAIVERS

(1) The Bank, by signing this Stipulation and Consent, hereby waives:

(a)                             the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)                            any and all procedural rights available in connection with the issuance of the Order;

(c)                             all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i)

or

2

12 C.F.R. Part 19;

(d)                              all rights to seek any type of administrative or judicial review of the Order; and

(e)                               any and all rights to challenge or contest the validity of the Order.

ARTICLE III

CLOSING PROVISIONS

(1) The provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, the Comptroller deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ Henry Fleming		September 1, 2010
Henry Fleming	Date
Director, Special Supervision Division

3

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Michael J. Cestone, Jr.	August 25, 2010
Michael J. Cestone, Jr.	Date

/s/ Joseph Coccia	August 25, 2010
Joseph Coccia	Date

/s/ William P. Conaboy	August 25, 2010
William P. Conaboy	Date

/s/ Dominick L. DeNaples	August 25, 2010
Dominick L. DeNaples	Date

/s/ Louis DeNaples, Jr.	August 25, 2010
Louis DeNaples, Jr.	Date

/s/ Joseph J. Gentile	August 25, 2010
Joseph J. Gentile	Date

/s/ John P. Moses	August 25, 2010
John P. Moses	Date

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